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                                                           EXHIBIT 3.15




                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                           JITNEY-JUNGLE BAKERY, INC.

      FIRST: The name of the corporation is Jitney-Jungle Bakery, Inc.

      SECOND: The corporation is authorized to issue 15,000 shares of Common Stock, par value of $10.00 per share. Shareholders shall not have the right to cumulate their votes for directors nor shall the shareholders be entitled to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and cast the product for a single candidate or distribute the product among two (2) or more candidates.

      THIRD: The street address of the corporation's registered office is 453 North Mill Street, Jackson, Mississippi 39202, and the name of its registered agent at that office is W.H. Holman, Jr.

      FOURTH: A director of the corporation will not be liable to the corporation or to its shareholders for monetary damages for any action taken, or any failure to take action, as a director, except liability for: (i) the amount of a financial benefit received by a director to which he is not entitled; (ii) an intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 79-4-8.33 of the Mississippi Code of 1972, as amended; or
(iv) an intentional violation of criminal law. If the Mississippi Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Mississippi Business Corporation Act, as so amended. Any repeal or modification of this Article by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

      FIFTH: Provisions with respect to indemnification are as follows:

      (A) Definitions. In this article:

      (1) "corporation" includes this corporation and any domestic or foreign predecessor entity of the corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction;

      (2) "director" means an individual who is or was a director of the corporation or an individual who, while a director at the corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. A director shall be considered to be serving an employee benefit plan at the
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involve services by, him to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director;

      (3) "expenses" include counsel fees;

      (4) "liability" means the obligation to pay a judgment settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding;

      (5) "official capacity" means: (i) when used with respect to a director, the office of director in the corporation; and (ii) when used with respect to an individual other than a director as contemplated in Section (G) hereof, the office in the corporation hold by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. As used herein, "official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise;

      (6) "party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding;

      (7) "proceeding" means any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal;

      (B) Authority to Indemnify. (a) Except as provided in subsection (d) hereof, the corporation shall indemnify any individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

      (1) He conducted himself in good faith; and

      (2) He reasonably believed:

            (i) In the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and

            (ii) In all other cases, that his conduct was at least not opposed to its best interests; and

      (3) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

      (b) A directors conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interest of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(ii) of Section (B) hereof.


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      (c) The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

      (d) The corporation may not indemnify a director under this section:

            (1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

            (2) In connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

      (e) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation shall be limited to reasonable expenses incurred in connection with the proceeding.

      (C) Mandatory Indemnification. Unless otherwise limited by these articles of incorporation, the corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

      (D) Advance for Expenses. (a) The corporation shall pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

            (1) The director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in subsection 2 of Section (B) hereof;

            (2) The director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it shall be ultimately determined that he did not meet the standard of conduct; and

            (3) A determination shall be made that the facts then known to those making the determination would not preclude indemnification under this article.

      (b) The undertaking required by subsection (a)(2) of Section (D) hereof must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.


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      (c) Determination and authorizations of payments under this section shall be made in the manner specified in Section (F) hereof.

      (E) Court Ordered Indemnification. Unless these articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction.

      (F) Determination and Authorization of Indemnification. (a) The corporation may not indemnify a director under Section (B) hereof unless authorized in the specific case after a determination has been made that indemnification of the director shall be permissible in the circumstances because he has met the standard of conduct set forth in Section (B) hereof.

      (b) The determination shall be made:

            (1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

            (2) If a quorum cannot be obtained under subsection (b)(i) of Section (F) hereof, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two (2) or more directors not at the time parties to the proceeding;

            (3)   By special legal counsel:

                  (i) Selected by the board of directors or its committee in the manner prescribed in subsection (b)(1) or (b)(2) of Section (F) hereof; or

                  (ii) If a quorum of the board of directors cannot not be obtained under subsection (b)(1) of Section (F) hereof and a committee cannot be designated under subsection
                        (b)(2) of Section (F) hereof, selected by a majority vote of the full board of directors (in which selection directors who are parties may participate); or

            (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

      (c) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification shall be permissible, except that if the determination shall be made by special legal counsel,


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authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection (b)(3) of Section (F) hereof to select counsel.

      (d) The corporation agrees to submit requests for indemnification or advancement of expenses to the board of directors of the corporation or to the shareholders of the corporation, as applicable, within a reasonable time after the director requests in writing that the corporation indemnify the director or advance expenses to him.

      (G) Indemnification of Officers, Employees and Agents. Unless otherwise provided herein:

      (1) An officer of the corporation who is not a director shall be entitled to mandatory indemnification under Section (C) hereof, and shall be entitled to apply for court-ordered indemnification under Section (E) hereof, in each case to the same extent as a director;

      (2) The corporation shall indemnify and advance expenses under this article to an officer of the corporation who is not a director to the same extent as to a director; and

      (3) The corporation shall also indemnify and advance expenses to an officer who is not a director to the extent, consistent with public policy, that may be provided by the articles of incorporation, bylaws, general or specific action of the board of directors or contract.

      (H) Right of Corporation to Insure. The corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee or agent, whether or not the corporation would have power to indemnify him against such liability under Sections (B) or (C) hereof or applicable law.

      (I) Application of Article. (a) Unless these articles of incorporation provide otherwise, any authorization of indemnification in the articles of incorporation or the bylaws shall not be deemed to prevent the corporation from providing the indemnity permitted or mandated by applicable law.

      (b) The board of directors of the corporation shall have power to make any further indemnity, including advance of expenses, to and to enter contracts of indemnity with any director, officer, employee or agent, except an indemnity against his gross negligence or willful misconduct. Any determination as to any further indemnity shall be made in accordance with subsection (b) of Section (F) hereof. Each such indemnity may


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continue as to a person who has ceased to have the capacity referred to above and may inure to the benefit of the heirs, executors and administrators of such person.

      (c) The corporation shall pay or reimburse expenses incurred by a director in connection with his appearance as a witness in a proceeding at a time when he has not been made a named defendant or respondent to the proceeding when his appearance as a witness is in connection with his serving as a director of the corporation.

      (J) Right to Bring Action to Enforce. The rights to indemnification and to the advancement of expenses conferred under this article shall be contract rights. If a claim under this article is not paid in full by the corporation within 90 days after a written claim has been received by the corporation, the director making such claim may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the director shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action that the director has not met the standards of conduct which make it permissible under this article or the laws of the State of Mississippi for the corporation to indemnify the director for the amounts claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the director shall be proper in the circumstances because he has met the applicable standard of conduct set forth under the laws of the State of Mississippi or under these articles of incorporation, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its shareholders) that the director had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the director had not met the applicable standard of conduct.

      Dated: March 5, 1996.

                                       JITNEY-JUNGLE BAKERY, INC.


                                       By: /s/ W.H. Holman, Jr.
                                           -------------------------------------
                                           W.H. Holman, Jr., Chairman and CEO


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